EX-99e.1.iii

Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

April 29, 2015

Delaware Group Limited-Term Government Funds
2005 Market Street
Philadelphia, PA 19103

Re:	Expense Limitation

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of the Delaware Limited-Term Diversified Income Fund (the “Fund”), which is a series of Delaware Group Limited-Term Government Funds, the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees for the Fund’s Class A shares so that the shares’ Rule 12b-1 (distribution) fees will not exceed 0.15% of average daily net assets for the period April 29, 2015 through April 29, 2016.

The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:	/s/J. Scott Coleman
Name: J. Scott Coleman
Title: President

Your signature below acknowledges
acceptance of this Agreement:

Delaware Group Limited-Term Government Funds

By:	/s/Patrick P. Coyne
Name: Patrick P. Coyne
Title: President
Date: April 29, 2015